DELAFIELD FUND, INC.

                     Amendment and Restatement No. 2 to the
                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940


                  This Distribution and Service Plan (the "Plan") is hereby amended and restated to reflect the modification of the term of the Plan. This Plan was previously amended and restated to reflect the closing of the Retail and Administrative Classes of the Delafield Fund, Inc. (the "Fund").

                  The Plan is adopted by the Fund in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").


                                    The Plan

                  1. The Fund and Reich & Tang Distributors, Inc. (the "Distributor"), have entered into a Distribution Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Fund's shares. Pursuant to the Distribution Agreement, the Distributor, as agent of the Fund, will solicit orders for the purchase of the Fund's shares, provided that any subscriptions and orders for the purchase of the Fund's shares will not be binding on the Fund until accepted by the Fund as principal. In addition, the Distribution Agreement provides that with respect to certain classes of stock of the Fund, the Distributor will be paid a distribution fee for providing or arranging for others to provide distribution assistance with respect to the applicable class(es) of Fund's shares and for advertising and promotional materials and the cost thereof.


                  2. The Manager may make payments from time to time from its own resources, which may include the management fees and administrative services fees received by the Manager from the Fund and from other companies, and past profits for the following purposes:

                         (i) to pay the costs of, and to compensate others, including organizations whose customers or clients are Fund shareholders ("Participating Organizations"), for performing personal shareholder servicing and related maintenance of shareholder account functions on behalf of the Fund;

                         (ii) to compensate Participating Organizations for
                  providing assistance in distributing the Fund's shares; and


                         (iii)to pay the cost of the preparation and printing of
                  brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons, in connection with the distribution of the Fund's shares.

                  The Distributor may determine the amount of such payments made pursuant to the Plan, provided that such payments will not increase the amount which the Fund is required to pay to the Manager for any fiscal year under the Investment Management Contract or the Administrative Services Agreement in effect for that year.


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The Investment Management Contract will also require the Manager to reimburse the Fund for any amounts by which the Fund's annual operating expenses, including distribution expenses, exceed in the aggregate in any fiscal year the limits prescribed by any state in which the Fund's shares are qualified for sale.

                  3. The Fund will not make separate payments as a result of this Plan to the Manager, the Distributor or any other party, it being recognized that the Fund presently pays, and will continue to pay, a management fee to the Manager pursuant to the Investment Management Contract. To the extent that any payments made by the Fund to the Manager, including payment of management fees, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of the Fund within the context of Rule 12b-1 under the Act, then such payments shall be deemed to be authorized by this Plan.

                  4. Payments by the Manager to Participating Organizations as set forth herein are subject to compliance by them with the terms of written agreements in a form satisfactory to the Fund's Board of Directors to be entered into between the Distributor and the Participating Organizations.

                  5. The Fund and the Distributor will prepare and furnish to the Fund's Board of Directors, at least quarterly, written reports setting forth all amounts expended for servicing and distribution purposes pursuant to the Plan and identifying the servicing and distribution activities for which such expenditures were made.

                  6. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Fund (as defined in the Act), and (ii) a majority of the

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Board of Directors of the Fund, including a majority of the Directors who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

                  7. The Plan will remain in effect until June 30, 2003, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 6 hereof.

                  8. The Plan may be amended at any time with the approval of the Board of Directors of the Fund, provided that (i) any amendment to authorize direct payments by the Fund to finance any activity primarily intended to result in the sale of shares of the Fund, to increase materially the amount spent by the Fund for distribution or any amendment of the Investment Management Contract to increase the amount to be paid by the Fund thereunder shall be effective only upon approval by a vote of a majority of the outstanding voting securities of the Fund, and (ii) any material amendments of this Plan shall be effective only upon approval in the manner provided in clause (ii) of paragraph 6 hereof.

                  9.     The Plan may be terminated without penalty at any time
(i) by a vote of the majority of the entire Board of Directors of the Fund, and by a vote of a majority of the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of

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the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Fund (as defined in the Act).



Dated:  January 1, 1998, as amended on August 22, 2000 and April 18, 2002.































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